As filed with the Securities and Exchange Commission on January 8, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Palm, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3150688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue

Sunnyvale, California 94085

(Address, including zip code of Registrant’s principal executive offices)

1999 Stock Plan, as amended

1999 Employee Stock Purchase Plan, as amended

Inducement Option Agreement with Jonathan Rubinstein

Inducement Restricted Stock Unit Agreement with Jonathan Rubinstein

(Full title of the plan)

Edward T. Colligan

Palm, Inc.

950 W. Maude Avenue

Sunnyvale, California 94085

(408) 617-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Katharine A. Martin, Esq.	Mary E. Doyle, Esq.
Wilson, Sonsini, Goodrich & Rosati	Palm, Inc.
Professional Corporation	950 W. Maude Avenue
650 Page Mill Road	Sunnyvale, California 94085
Palo Alto, CA 94304	(408) 617-7000
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $0.001 par value per share, to be issued under the 1999 Stock Plan, as amended	5,189,808 shares	$5.68	$29,478,110	$1,159
Common Stock $0.001 par value per share, to be issued under the 1999 Employee Stock Purchase Plan, as amended	1,479,582 shares	$5.68	$8,404,026	$331
Common Stock $0.001 par value per share, to be issued under the Inducement Option Agreement with Jonathan Rubinstein	2,000,000 shares	$5.68	$11,360,000	$447
Common Stock $0.001 par value per share, to be issued under the Inducement Restricted Stock Unit Agreement with Jonathan Rubinstein	1,000,000 shares	$5.68	$5,680,000	$224
Total	9,669,390 shares	—	$54,922,136	$2,161

(1)	Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the 1999 Employee Stock Purchase Plan, as amended and 1999 Stock Plan, as amended, the Inducement Option Agreement or the Inducement Restricted Stock Unit Agreement.
(2)	Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the filing fee on the basis of $5.68 per share, which represents the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on January 7, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 1, 2007 filed with the Commission on July 19, 2007.

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2007 filed with the Commission on October 9, 2007.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on June 5, 2007, September 4, 2007, September 19, 2007, September 24, 2007, October 29, 2007, October 30, 2007, November 30, 2007 and January 8, 2008, except to the extent certain items were furnished rather than filed.

(d) (i) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 18, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

(ii) The description of the Registrant’s preferred share purchase rights contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 23, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The certificate of incorporation, as amended, and bylaws, as amended, of the Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1 (1)	1999 Stock Plan, as amended.

10.2 (2)	1999 Employee Stock Purchase Plan, as amended.

10.3	Inducement Option Agreement with Jonathan Rubinstein

10.4	Inducement Restricted Stock Unit Agreement with Jonathan Rubinstein

23.1	Consent of Registered Independent Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on July 29, 2005.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on November 18, 2004.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on January 7, 2008.

PALM, INC.

By:	/s/ Edward T. Colligan
Edward T. Colligan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward T. Colligan and Andrew J. Brown, and each of them, his or her attorneys-in fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Edward T. Colligan	President and Chief Executive Officer, Director	December 5, 2007
Edward T. Colligan	(Principal Executive Officer)

/s/ Andrew J. Brown	Chief Financial Officer (Principal Financial and Accounting Officer)	December 5, 2007
Andrew J. Brown

/s/ Jonathan Rubinstein		December 5, 2007
Jonathan Rubinstein	Executive Chairman

/s/ Fred D. Anderson		December 5, 2007
Fred D. Anderson	Director

/s/ Gordon A. Campbell		December 5, 2007
Gordon A. Campbell	Director

/s/ William T. Coleman		December 5, 2007
William T. Coleman	Director

/s/ Donna L. Dubinsky	Director	December 5, 2007
Donna L. Dubinsky

/s/ Robert C. Hagerty	Director	December 5, 2007
Robert C. Hagerty

/s/ Roger B. McNamee	Director	December 5, 2007
Roger B. McNamee

/s/ D. Scott Mercer	Director	December 5, 2007
D. Scott Mercer

EXHIBIT INDEX

Exhibit Number	Document Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1 (1)	1999 Stock Plan, as amended

10.2 (2)	1999 Employee Stock Purchase Plan, as amended

10.3	Inducement Option Agreement with Jonathan Rubinstein

10.4	Inducement Restricted Stock Unit Agreement with Jonathan Rubinstein

23.1	Consent of Registered Independent Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on July 29, 2005.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on November 18, 2004.